Exhibit 99

FOR IMMEDIATE RELEASE

August 3, 2017

THE EASTERN COMPANY REPORTS SECOND QUARTER EARNINGS OF $0.23 PER DILUTED SHARE AND ADJUSTED EARNINGS PER DILUTED SHARE OF $0.48

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the second quarter of 2017.  Sales for the quarter were $58.0 million, compared to $36.9 million for the same period in 2016. Net income for the second quarter of 2017 was $1.5 million, or $0.23 per diluted share, compared to $2.1 million, or $0.33 per diluted share, in the second quarter of 2016, a decrease of 30%.

Mr. Vlak, President and CEO, stated “The increase in second quarter sales, compared to the first quarter of 2017 and the second quarter of 2016, is primarily the result of the acquisition of Velvac Holdings, which closed on April 3, 2017.  Similarly, the $0.6 million, or 30%, decline in second quarter earnings compared to the same period last year is primarily attributable to a cost of $0.7 million in transaction-related expenses, and a $1.2 million charge to cost of goods sold, as a result of the impact of purchase accounting in connection with our acquisition of Velvac in the second quarter of 2017. In addition, we incurred approximately $0.5 million in costs related to environmental remediation efforts in our Metal Products segment and personnel changes in our Security Products segment in the second quarter.  Together, these costs reduced after-tax net income by $1.6 million, or $0.25 per share, in the second quarter, resulting in adjusted net income of $3.1 million, or $0.48 per diluted share, for the second quarter of 2017.”  A reconciliation of these non-GAAP measures to their most directly comparable GAAP measures is appended to this release.

Mr. Vlak continued, “Second quarter 2017 results from most of our businesses improved when compared to the same period last year, benefiting from a better than expected class 8 truck market, a rebound in coal mining and stronger execution in our core businesses.  Sales in the Industrial Hardware segment increased by $19.2 million, or 121%, in the second quarter of 2017 compared to the same period in 2016.  Sales growth in this segment was primarily the result of the acquisition of Velvac, which contributed $15.9 million in additional sales and 21% growth in our existing businesses. Segment earnings were down in the 2017 second quarter compared to the same period in 2016. An increase in earnings from our existing businesses was offset due to transaction costs related to the purchase of Velvac.”

Mr. Vlak stated, “In our Security Products segment, second quarter 2017 sales were 2% above the same period last year while earnings were 19% below the same period last year. Second quarter earnings were adversely affected by personnel changes at our Illinois Lock business.”

Mr. Vlak also said, “Second quarter 2017 net sales and earnings in the Metal Products segment were 32% and 262% above the same period last year, respectively. Segment performance is approaching historical levels, benefiting from a rapid rebound in sales to mining customers and diversification to other industrial markets.”

Mr. Vlak continued, “The Company generated $6 million of cash from its operations during the first six months of 2017 as a result of our continued disciplined expense and capital management.”

“We are making solid progress with our three-part strategy, including optimizing our portfolio, improving execution in each of our businesses, and building our balance sheet,” said Mr. Vlak. “We believe the acquisition of Velvac strengthens our portfolio by building scale in attractive end-markets, including trucks, motorhomes and specialty vehicles.  Velvac is a leader in many of these markets, which is anticipated to expand opportunities for some of our other businesses.  Further, we plan to continue to invest in building our sales, marketing and engineering capabilities in our core businesses to drive growth.  Finally, by taking advantage of our solid balance sheet and with strong operating cash flows, we added $36 million in debt to our balance sheet to fund the acquisition of Velvac.”

The Eastern Company is a 159-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 16 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products is designed to help it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	July 1,2017	July 2,2016	July 1,2017	July 2,2016
Net Sales	$ 58,044,743	$ 36,883,312	$94,088,038	$69,984,969

Net Income	$ 1,466,402	$ 2,087,837	$ 2,983,543	$ 2,735,910

Net Income Per Share:
Basic	$ 0.23	$ 0.33	$ 0.48	$ 0.44
Diluted	$ 0.23	$ 0.33	$ 0.47	$ 0.44

Weighted average
shares outstandings:
Basic	6,258,467	6,250,326	6,257,482	6,249,042
Diluted	6,285,339	6,250,326	6,270,918	6,249,042

The Eastern Company
Reconciliation of GAAP - Net Income and Earnings Per Diluted Share to
Adjusted Earnings Per Diluted Share Non-GAAP financial measures
For the Three and Six Months ended July 1, 2017	Three Months Ended	Six Months Ended
	July 1, 2017	July 1, 2017

Net Income as reported per generally accepted accounting principles (GAAP)	$ 1,466,402	$ 2,983,543

Earnings Per Share as reported under generally accepted accounting principles (GAAP):
Basic	$0.23	$0.48
Diluted	$0.23	$0.47

Adjustments for expenses
Charge to cost of goods sold relating to purchase accounting for the Velvac acquisition.	$ (1,187,668)	$ (1,187,668)

Transaction expenses related to the Velvac acquisition	$ (691,000)	$ (869,000)

Environmental remediation expense related to the Metal Products Segment	$ (290,000)	$ (290,000)

Personnel expenses related to the Security Products Segment	$ (205,000)	$ (205,000)
	$ (2,373,668)	$ (2,551,668)

Income Taxes	$ (799,214)	$ (864,760)

Total Expenses Net of Tax	$ (1,574,454)	$ (1,686,908)

Earnings per share (related to expenses):
Basic	($0.25)	($0.27)
Diluted	($0.25)	($0.27)

Adjusted Net Income (Non-GAAP)	$ 3,040,856	$ 4,670,451

Adjusted Earnings Per Share: (Non-GAAP):
Basic	$0.48	$0.75
Diluted	$0.48	$0.74

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose certain non-GAAP financial measures including adjusted net income and adjusted earnings per diluted share. Adjusted net income and adjusted earnings per diluted share exclude transaction-related expenses, a charge to costs of goods sold as a result of the impact of purchase accounting and environmental remediation costs. Non-GAAP measures such as adjusted net income and adjusted earnings per diluted share are not in accordance with GAAP.

Management uses adjusted net income and adjusted earnings per diluted share to evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. Non-GAAP financial measures, including adjusted net income and adjusted earnings per diluted share, should not be considered in isolation from or as a replacement for GAAP financial measures. We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making. We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.